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                                                     EXHIBIT 5.1


March 8, 1996

DAKA International, Inc.
One Corporate Place
55 Ferncroft Road
Danvers, Massachusetts  01923-4001

 	Re:	DAKA International, Inc. Registration on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 86,215 shares (the "Shares") of DAKA International, Inc. ("DAKA") common stock, par value $.01 per share ("DAKA Common Stock"), which may be issued pursuant to an Incentive Stock Option Plan for Employees and a Stock Option Plan for Outside Directors (the "Plans"). The Plans were formerly plans of Champps Entertainment, Inc., a Minnesota corporation ("Champps"). Pursuant to an Agreement and Plan of Merger dated October 10, 1995 (the "Merger Agreement"), by and among DAKA, Champps and CEI Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of DAKA ("Sub"), Sub merged with and into Champps (the "Merger"), whereupon Champps became a wholly-owned subsidiary of DAKA and DAKA assumed the Plans and became obligated to issue shares of DAKA Common Stock to holders of options granted under the Plans.

We have acted as counsel to the Company in connection with the registration of the Shares under the Act. We have examined the Plans; the Merger Agreement; the Articles of Merger pursuant to which the Merger was effected and certain related documents; the Certificate of Incorporation and the By-laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the general corporation laws of the State of Delaware.

Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with terms of the Registration Statement and the Plans, the Shares will be legally issued, fully paid and non-assessable shares of DAKA Common Stock.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and to the use of our name therein.

Very truly yours,

GOODWIN, PROCTER & HOAR